[COMPANY LOGO]                            COMPANY CONTACT:
                                          Mark L. Weinstein, President & CEO
                                          Ted I. Kaminer, CFO
                                          Tel: (267) 757-3000

                                          PORTER, LEVAY & ROSE, INC.
                                          Linda Decker, VP - Investor Relations
                                          Margarerit Drgos, VP - Media Relations
                                          Jeff Myhre, VP - Editorial
                                          Tel: (212) 564-4700

--------------------------------------------------------------------------------


                                                           FOR IMMEDIATE RELEASE

        BIO-IMAGING TECHNOLOGIES REPORTS SERVICE REVENUE INCREASE OF 16%,
                   OPERATING INCOME UP 64% AND BACKLOG UP 17%

NEWTOWN, PA, MAY 5, 2004 -- Bio-Imaging Technologies, Inc. (NASDAQ NMS: BITI), today announced its financial results for the first quarter ended March 31, 2004.

Financial Highlights include:

o Service revenues increased 16.4% to $5.9 million in first quarter 2004 from $5.1 million in first quarter 2003.

o Operating income increased 64.4% to $648,000 in first quarter 2004 from $394,000 in first quarter 2003.

o Backlog increased 17.4% to $42.6 million in first quarter 2004 from $36.3 million in first quarter 2003.

Service revenues were $5.9 million in first quarter 2004, 16.4% higher than the $5.1 million reported for first quarter 2003. Service revenues were generated from 64 clients encompassing 147 distinct projects for the three months ended March 31, 2004. Total revenues for the three months ended March 31, 2004 and 2003 were $6.6 million and $5.7 million, respectively.

Operating income increased $254,000 or 64.4%, to $648,000, or 9.8% of total revenues, for the first quarter of 2004 as compared to $394,000, or 6.9% of total revenues, in the prior year's first quarter. The first quarter of 2004 includes $182,000 of operating expenses related to the CapMed division with minimal associated revenues.

Income before income taxes was $664,000, or 10.0% of total revenue, for the three months ended March 31, 2004 as compared to $367,000, or 6.4% of total revenue, for the three months ended March 31, 2003, an increase of $298,000 or 81.3%.

Net income for the three months ended March 31, 2004 was up 54.2% to $395,000, or $0.03 per fully diluted share, from $257,000, or $0.03 per fully diluted share, in first quarter 2003. The increase in net income was partially offset by the income tax provision in the first quarter of 2004 representing a full estimated effective tax rate of 40.5% as compared to an effective tax rate in the first quarter of 2003 of 30%.

The Company's backlog increased to $42.6 million as of March 31, 2004, up 17.4% from $36.3 million as of March 31, 2003.


                                     -more-

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, "We are pleased that the first quarter of 2004 had increased service revenue, improved operating margins and increased backlog. As a result, we are confirming guidance for the 2004 fiscal year of revenues in the range of $29 - $31 million and earnings per share, assuming an effective tax rate of approximately 40%, of $0.13 to $0.15 per share. In addition, we are actively pursuing several opportunities to broaden and strengthen our core business through potential alliances and acquisitions."

Weinstein added, "We also plan to expand our CapMed division through partnerships and marketing efforts devoted to the Personal Health Record software and the Personal HealthKey(TM) products. The Personal HealthKey fits on a key chain and is a simple, reliable, secure and cost-effective portable solution for people to easily take specific health reports, medical images or their entire medical record anywhere. It plugs into a computer's USB port, allowing doctors and patients easy access to the patient's medical record without the need for additional hardware or software, and it is password protected."

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11:00 a.m. EDT to discuss the Company's financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or
(973) 341-3080, for international callers, and entering PIN #4729980. The replay will also be on the website under "Investor Relations" at www.bioimaging.com for two weeks.


BIO-IMAGING TECHNOLOGIES, INC. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its recently acquired CapMed division, Bio-Imaging provides the Personal HealthKey(TM) technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.


Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.



                         - FINANCIAL TABLES TO FOLLOW -

                 BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (unaudited)

                      (In thousands, except per share data)

                                                For the Three Months Ended
                                                --------------------------
                                                 03/31/04         03/31/03
                                                 --------         --------

Service revenues                                    5,934            5,097
Reimbursement revenues                                691              608
                                                ---------        ---------
Total revenues                                  $   6,625        $   5,705
                                                ---------        ---------

Costs and expenses:
  Cost of revenues                                  4,265            3,947
  General & admin. expenses                         1,061              913
  Sales & marketing expenses                          651              451
                                                ---------        ---------
      Total cost and expenses                       5,977            5,311
                                                ---------        ---------

Income from operations                                648              394

Interest income (expense) - net                        16              (27)
                                                ---------        ---------
Income before taxes                                   664              367
Income tax provision                                  269              110
                                                ---------        ---------
Net income                                            395              257
                                                =========        =========

Basic Earning per share                         $    0.04        $    0.03
                                                =========        =========

Weighted average number of shares - basic          10,745            8,549

Diluted earnings per share                      $    0.03        $    0.03
                                                =========        =========

Weighted average number of shares - diluted        12,281           10,048


                                     -more-

                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)

                                   (unaudited)

                                     ASSETS

                                            March 31, 2004    December 31, 2003
                                            --------------    -----------------
Current assets:
  Cash and cash equivalents                    $ 11,542           $ 13,289
  Accounts receivable                             6,119              4,429
  Prepaid expenses and other
    current assets                                  650                574
  Deferred income taxes                           1,398              1,614
                                               --------           --------
      Total current assets                       19,709             19,906

Property & equipment net                          4,872              4,662
Other assets                                      1,262              1,339
                                               --------           --------

      Total assets                             $ 25,843           $ 25,907
                                               ========           ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $  1,121           $    985
  Accrued expenses and other current
    liabilities                                   1,154              1,603
  Deferred revenue                                3,050              3,070
  Current maturities of capital lease
    obligations and convertible note              1,238              1,282
                                               --------           --------
      Total current liabilities                   6,563              6,940
Long-term debt capital lease obligations            617                771
Deferred income taxes                               661                661
Other liability                                     117                108
                                               --------           --------
      Total liabilities                           7,958              8,480

Stockholders' equity:
  Common stock -                                      3                  3
  Additional paid-in capital                     20,937             20,874
  Accumulated deficit                            (3,055)            (3,450)
                                               --------           --------
      Total stockholders' equity                 17,885             17,427
                                               --------           --------
      Total liabilities &
      stockholders' equity                     $ 25,843           $ 25,907
                                               ========           ========


                                     -more-

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                   (unaudited)

                                                     For the Three Months Ended
                                                      03/31/04        03/31/03
                                                      --------        --------

Cash flows from operating activities:
 Net income                                                395             257
 Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
    Depreciation and amortization                          428             241
    Provision for deferred income taxes                    216              --
    Bad debt provision                                      (9)             --
    Stock based compensation expense                         3              --
    Changes in operating assets and liabilities:
      Increase in accounts receivable                   (1,681)            (95)
      Increase in prepaid expenses and other
        current assets                                     (76)           (100)
      Decrease in other assets                              12              27
      Increase in accounts payable                         136             247
      Decrease in accrued expenses and other
        current liabilities                               (452)           (123)
      (Decrease) increase in deferred revenue              (20)            767
      Increase in other liabilities                          9              --
                                                      --------        --------
      Net cash (used in) provided by operating
        activities                                    $ (1,039)       $  1,221
                                                      --------        --------

Cash flows from investing activities:
 Purchases of property and equipment                      (574)           (381)
                                                      --------        --------
      Net cash used in investing activities           $   (574)        $  (381)
                                                      --------        --------

Cash flows from financing activities:
 Payments under equipment lease obligations               (156)           (120)
 Payments under promissory note                            (41)            (41)
 Proceeds from exercise of stock options                    63              68
                                                      --------        --------
      Net cash used in financing activities           $   (134)        $   (93)
                                                      --------        --------

Net (decrease) increase in cash and cash equivalents    (1,747)            747
Cash and cash equivalents at beginning of period        13,289           2,563
                                                      --------        --------

Cash and cash equivalents at end of period            $ 11,542        $  3,310
                                                      ========        ========

Supplemental schedule of noncash investing and
financing activities:
 Equipment purchased under capital lease obligations  $    ---        $    135



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